Exhibit 10.1

EMPLOYMENT AND RETIREMENT AGREEMENT

THIS EMPLOYMENT AND RETIREMENT AGREEMENT (this “Agreement”) is effective as of the 28th day of November, 2008, by and between K-SEA TRANSPORTATION, INC. a Delaware corporation (the “Company”), and John Nicola (“Executive”).

1.                                       Employment of Executive:  In consideration of the mutual covenants and agreements herein contained, including Executive’s agreement to sign a release of claims as provided in Section 16, the Company and Executive wish to establish an Employment and Retirement Agreement retaining Executive’s services as described herein and otherwise fixing Executive’s benefits, base salary and incentive compensation related to such employment.  Unless otherwise specifically provided herein, the benefits below shall be in full satisfaction of the Company’s obligations under the terms of the Employment Agreement effective as of January 14, 2004, between the Company and Executive, and all applicable cash or equity incentive compensation plans and agreements under which Executive has any rights or benefits.

2.                                       Definitions:

“Affiliates” means with respect to any Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with, the Person in question.

“Annual Performance Bonus” means Executive’s annual incentive bonus as determined by the Committee in its discretion, including both a cash component and a grant of Phantom Units under the LTIP.

“Cause” means (i) Executive’s plea of nolo contendere or conviction of Executive by a court of competent jurisdiction of any felony or a crime involving moral turpitude; (ii) after repeated notices and warnings, Executive’s failure to perform his reasonably assigned duties as reasonably determined by the supervising officer; (iii) Executive’s material breach of any of the terms or conditions of this Agreement; (iv) Executive’s commission of any dishonest, unethical or fraudulent act which materially damages the reputation of the Company or any of its Affiliates; or (v) any fraud or intentional misconduct by Executive that is a significant contributing factor to the restatement by the Company or any of its Affiliates of all or a portion of any financial statement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the compensation committee of the Board of Directors of K-Sea General Partner GP LLC, a Delaware limited liability company and the general partner of the general partner of the Partnership.

“Competing Business” means any business or other enterprise which engages in the marine transportation business or otherwise competes with the Company.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Disability” means any physical or mental ailment or incapacity as determined by a licensed physician agreed to by the Company and Executive (or, in the event that Executive and the Company cannot so agree, by a licensed physician agreed upon by a physician selected by Executive and a physician selected by the Company), which prevents Executive from performing his duties hereunder which has continued for a period of either (i) 90 consecutive days in any 12-month period or (ii) 180 total days in any 12-month period, either of which can reasonably be expected to be of permanent duration.

“Effective Date” means November 28, 2008.

“LTIP” means the K-Sea Transportation Partners L.P. Long-Term Incentive Plan.

“Partnership” means K-Sea Transportation Partners L.P., a Delaware limited partnership.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, firm, governmental agency or political subdivision thereof or other entity.

“Phantom Unit” shall have the meaning set forth in the LTIP.

“Protected Employee” means any current or former employee of the Company during the period in which the covenants set forth in Section 6 are in effect, but excluding Persons who have not been employed by the Company during the eighteen-month period preceding the date on which a determination is made regarding whether a Person is a Protected Employee.

“Term” means the period beginning with the Effective Date and ending with November 28, 2010.

3.                                       Term and Extent of Services; Retirement:  During the Term Executive shall be employed as Special Advisor to the President.  During the Term, Executive agrees to be retained as a part-time employee, to devote his time to the business of the Company, as requested, and to perform to the best of his ability and with reasonable diligence the duties and responsibilities assigned to him by the appropriate management of the Company.  The Company and Executive anticipate that, during the Term, Executive will perform at least 40% of his average level of services over the 36-month period preceding the Effective Date.  At the expiration of the Term, Executive agrees to voluntarily retire and terminate his employment with the Company and all Affiliates.

4.                                       Compensation and Benefits:

(a)                                  Salary:  For the first year of the Term, Executive’s annual base salary shall be $105,000, and for the second year of the Term, his annual base salary shall be $75,000.  Executive’s base salary shall be payable in accordance with the Company’s normal payroll practices.

(b)                                 Benefits: During the Term, Executive shall be eligible to participate in the Company’s benefit plans on a basis comparable to that of other employees.

(c)                                  Incentive Plans:  During the portion of the Term that includes the Company’s 2009 fiscal year end, Executive shall be eligible for an Annual Performance Bonus.  For the remainder of the Term, Executive shall not participate in new grants under the LTIP or be eligible for the Annual Performance Bonus.

Notwithstanding anything in the Employee Phantom Unit Award Agreement under the LTIP or any other similar award agreement to the contrary, all unvested Phantom Units (other than the Phantom Units, if any, that may be awarded in October 2009 as part of Executive’s Annual Performance Bonus) shall vest and all restrictions shall lapse according to the following schedule, and the relevant award agreements are hereby amended accordingly:

(i)            The 3,100 Phantom Units that are scheduled to vest in October 2009 shall continue to vest in October 2009; and

(ii)           The 4,980 Phantom Units that are scheduled to vest in October 2010 and thereafter shall vest on the last day of the Term.

(d)                                 Automobile:  As of the Effective Date, the Company shall transfer to Executive all rights, title and interest in the Company automobile which he is entitled to use immediately prior to the Effective Date.  Following the Effective Date, Executive shall be responsible for all costs associated with such automobile, including maintenance, insurance and operating expenses.

(e)                                  COBRA Coverage:  During the first 18 months after the date of Executive’s termination of employment at the end of the Term pursuant to Section 3 (or, if shorter, during the period in which Executive is eligible to elect and does elect COBRA continuation coverage under the group health plans of the Company), the Company shall pay directly or reimburse Executive for the COBRA cost of continued coverage under the group health plans of the Company pursuant to Section 4980B of the Code.

5.                                       Termination of Employment:  Should Executive’s employment terminate prior to the end of the Term, the following provisions of this Section 5 shall govern the rights of Executive under this Agreement:

(a)                                  Termination without Cause or Due to Death or Disability: In the event Executive’s employment terminates during the Term (i) by the Company without Cause, and (ii) as a result of Executive’s death or Disability, Executive, or his beneficiary or beneficiaries if applicable, shall receive, subject to the execution of a waiver and release of claims in favor of the Company and all Affiliates;

(i)            his base salary through the date of the termination of his employment;

(ii)           other benefits for which he is eligible in accordance with applicable plans or programs of the Company;

(iii)          accelerated payment of all base salary he would have been entitled to receive for the remainder of the Term, payable in a lump sum on the date 30 days following termination of employment;

(iv)          during the first 18 months after the date of termination of employment (or, if shorter, during the period in which Executive is eligible to elect and does elect COBRA continuation coverage under the group health plans of the Company), the Company shall pay directly or reimburse Executive for the COBRA cost of continued coverage under the group health plans of the Company pursuant to Section 4980B of the Code; and

(v)           all unvested Phantom Units shall immediately vest and all restrictions thereon shall lapse.

(b)                                 Termination by the Company for Cause: In the event the Company terminates Executive’s employment during the Term for Cause, Executive shall only be entitled to:

(i)            his base salary through the date of the termination of his employment; and

(ii)           any other amounts earned, accrued or owing as of the date of termination of employment under the applicable employee benefit plans or programs of the Company.

6.                                       Confidentiality, Return of Property, and Covenant Not to Compete:

(a)                                  Term Of Restrictive Covenants.  The term of the restrictive covenants in this Section 6 (the “Non-Compete Term”) shall commence on the date hereof and shall terminate eighteen months after the date of termination of Executive.  For purposes of this Section 6, references to Company shall include all Affiliates of the Company and the covenants contained in this Section 6 shall be enforceable against Executive by each such Affiliate as third party beneficiaries.

(b)                                 Non-Competition.  During the Non-Compete Term, Executive shall not, unless acting as an officer or employee of, or consultant to, the Company directly or indirectly, (i) own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as an officer, director, employee, stockholder, partner, advisor, consultant or otherwise with, or provide any financing or lease any assets to, any entity that engages in or intends to engage in any Competing Business, or (ii) solicit, employ, retain as a consultant, interfere with or attempt to entice away from the Company, any Protected Employee, or (iii) solicit, interfere with or attempt to entice away from the Company, any Person which has been or is during the eighteen-month period preceding the date on which a determination is made a customer of the Company or any of its subsidiaries.  Ownership of not more than 2% of the outstanding stock of any publicly traded company shall not be a violation of this Section 6 so long as Executive does not participate in the management of such company.

(c)                                  Confidentiality.  From and after the commencement of the Term, Executive agrees not to divulge, communicate, use to the detriment of the Company, for Executive’s benefit or the benefit of any other Person, or misuse in any way, in whole or in part, any proprietary or confidential information or trade secrets related to the Company as it may exist from time to time, including, without limitation, the Company’s trade secrets or other intellectual property rights, personnel information, know-how, customer lists, or other confidential or proprietary data.  Executive acknowledges that the list of the Company’s customers as it may exist from time to time, and the Company’s proprietary or confidential information, and trade secrets, are valuable, special and unique assets of the Company.  Executive acknowledges and agrees that any information or data he has acquired on any of these matters or items was received in confidence.  Executive agrees to hold, as the property of the Company, all memoranda, books, papers, letters and other data and all copies thereof or therefrom, made by him or otherwise coming into his possession, and at any time to deliver the same to the Company upon their demand.

(d)                                 Reasonable Limitations.  Executive acknowledges that given the nature of Executive’s employment with the Company and of the Company’s business the covenants contained in this Section 6 contain reasonable limitations as to time, geographical area and scope of activity to be restrained, and do not impose a greater restraint than is necessary to protect the legitimate business interests of the Company including, but not limited to, the protection of confidential information.  In the event that the covenants contained in this Section 6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too long a period of time or over too large a geographical area or by reason of their being too extensive in any other respect, they shall be interpreted to extend only over the longest period of time for which they may be enforceable, and/or over the largest geographical area as to which they may be enforceable and/or to the maximum extent in all other aspects as to which they may be enforceable, all as determined by such court in such action.

(e)                                  Breach Of Covenants.  Violation of any of the protective covenants contained herein shall constitute a breach of trust and is grounds for immediate dismissal with cause and for appropriate legal action by the Company for damages including reasonable attorney fees and costs, enforcement and/or injunctive relief.  Notwithstanding anything contained herein to the contrary, the parties agree that both parties shall bear joint and equal responsibility for attorney fees and costs if the Company or its Affiliates prevails in any such legal action and that the Company shall bear sole responsibility for attorney fees and costs if the Company does not prevail in any such legal action.

(f)                                    Extension Of Non-Compete Term.  The parties acknowledge that if Executive violates any of the protective covenants in this Section 6 and the Company bring legal action for injunctive, damages or other relief hereunder, the Company shall, as a result of the time involved in obtaining the relief, be deprived of the benefit of the full Non-Compete Term of these protective covenants.  Accordingly, the length of time for which this covenant not to compete shall be in force shall not include any period of violation or any other period required for litigation during which the Company seek to enforce this Section 6.

(g)                                 Survival Of Protective Covenants.  Each covenant on the part of Executive contained in this Section 6 is independent of any other provision of this Agreement, and shall survive the termination of Executive’s employment under this Agreement, and the existence of any claim or cause of action of Employee against the Company, whether based on this Agreement or otherwise, shall not prevent the enforcement based on these covenants.

(h)                                 Remedies For Breach.  Executive agrees that a breach by him of this Section 6 shall cause irreparable harm to the Company and that its remedies at law for any breach or threat of breach of the provisions of this Section 6 shall be inadequate, and that it shall be entitled to an injunction or injunctions to prevent breaches of this Section 6 and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which the Company may be entitled at law or in equity.

7.                                       Employment by Affiliates:  Notwithstanding any provision of this Agreement to the contrary, for purposes of determining whether Executive has terminated employment hereunder, “employment” means employment as an employee with the Company or any Affiliate.

8.                                       Expenses:  The Company and Executive shall each be responsible for its/his own costs and expenses, including, without limitation, court costs and attorney’s fees, incurred as a result of any claim, action or proceeding arising out of, or challenging the validity or enforceability of, this Agreement or any provisions hereof.

9.                                       Notices:  For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:	K-Sea Transportation Inc.
One Tower Center Boulevard, 17th Floor
East Brunswick, NJ 08816
Attention: Compensation Committee
Fax No.: (732) 339-6140

with a copy to:

K-Sea General Partner GP LLC
One Tower Center Boulevard, 17th Floor
East Brunswick, NJ 08816
Attention: Compensation Committee
Fax No.: (732) 339-6140

with a copy to:

Baker Botts L.L.P.
910 Louisiana Street
Houston, Texas 77002
Attention: Sean T. Wheeler
Facsimile: (713) 229-7868

If to Executive:	John J. Nicola
2 Crescent Ave.
Cliffside Park, NJ 07010

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

10.                                 Applicable Law; Jurisdiction:  Each party irrevocably submits to the exclusive jurisdiction of the federal and state courts for the State of New Jersey located in Middlesex County, for purposes of any action, suit or other proceeding arising out of this Agreement or any transaction contemplated hereby.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws (as opposed to the conflicts of laws provisions) of the State of Delaware.

11.                                 Settlement of Disputes:  Any claims, controversies, demands, disputes, or differences between the parties hereto arising out of, or by virtue of, or in connection with, or relating to this Agreement, Executive’s employment relationship with the Company or any Affiliate or termination of such employment relationship (a “Dispute”) shall be submitted to and settled by arbitration in East Brunswick, New Jersey before a single arbitrator who shall be knowledgeable in the field of business law and employment relations and such arbitration shall be in accordance with the rules of the American Arbitration Association then in force.  The parties agree to abide by any decision rendered as final and binding, and waive the right to submit the dispute to a public tribunal for a jury or non-jury trial.  The parties agree that responsibility for all fees of the arbitrator shall be borne in the following manner:  (i) if the Company submits a Dispute to the arbitrator and (A) the arbitrator finds in favor of the Company, the parties will bear joint and equal responsibility for the fees, (B) the arbitrator finds in favor of the Executive, the Company will bear sole responsibility for the fees or (ii) if the Executive submits a Dispute to the arbitrator and (A) the arbitrator finds in favor of the Executive, the Company will bear sole responsibility for the fees, (B) the arbitrator finds in favor of the Company, the Executive will bear sole responsibility for the fees.

12.                                 Severability:  If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

13.                                 Withholding of Taxes:  The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.

14.                                 No Assignment; Successors:  Executive’s right to receive payments or benefits hereunder shall not be assignable or transferable, whether by pledge, creation, or a security interest or otherwise, whether voluntary, involuntary, by operation of law or otherwise, other than a transfer by shall or by the laws of descent or distribution, and in the event of any attempted assignment or transfer contrary to this Section 14, the Company shall have no liability to pay any amount so attempted to be assigned or transferred.  This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

The Company may assign its rights and obligations under this Agreement to any Affiliate.  This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns (including, without limitation, any company into or with which the Company may merge or consolidate).

15.                                 Effect of Prior Agreements: This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement, severance, equity or similar benefit agreement between the Company or any predecessor of the Company and Executive.

16.                                 Release of Claims:  In consideration for the compensation and other benefits provided pursuant to this Agreement, Executive agrees to execute a “Waiver and Release,” a form of which is attached hereto as Exhibit A.  Executive acknowledges that he was given copies of this Agreement and the Waiver and Release on October 22, 2008, and was given at least 21 days to consider whether to sign this Agreement and the Waiver and Release.  The Company’s obligations under this Agreement are expressly conditioned on the execution of the Waiver and Release contemporaneously with the execution of this Agreement, and Executive’s failure to execute and deliver such Waiver and Release, or Executive’s revocation of the Waiver and Release within the seven day period provided in the Release, shall void the Company’s obligations hereunder.

17.                                 Section 409A.  All reimbursements and in kind benefits provided under this Agreement shall be made or provided in accordance with Section 409A, including, where applicable, the requirement that the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, the reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the year in which the expense is incurred, and the right to reimbursement to in kind benefits is not subject to liquidation or exchange for another benefit.  In the event Executive is a “specified employee” of a publicly traded corporation for purposes of Section 409A of the Code (as determined as of the Executive’s termination of employment pursuant to policies adopted by the Company), any severance payments pursuant to Section 5(a)(iii) hereof shall be delayed until the date six months and two days following the date of Executive’s separation from service.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered the 20th day of November, 2008, but effective as of the day and year first above written.

K-SEA TRANSPORTATION INC.

By	/s/ Timothy J. Casey
Timothy J. Casey
President

EXECUTIVE

/s/ John J. Nicola
John J. Nicola

Exhibit A

K-Sea Transportation Inc.
WAIVER AND RELEASE

K-Sea Transportation Inc. has offered to pay me certain benefits (“Benefits”) pursuant to my Employment and Retirement Agreement with K-Sea Transportation, Inc., effective as of November 28, 2008 (the “Agreement”), which are in addition to any remuneration or benefits to which I am already entitled.  These Benefits were offered to me in exchange for my agreement, among other things, to waive all of my claims against and release K-Sea Transportation Inc. and its predecessors, successors and assigns (collectively referred to as the “Company”), all of the affiliates (including parents and subsidiaries) of the Company (collectively referred to as the “Affiliates”) and the Company’s and Affiliates’ directors and officers, employees and agents, insurers, employee benefit plans and the fiduciaries and agents of said plans (collectively, with the Company and Affiliates, referred to as the “Corporate Group”) from any and all claims, demands, actions, liabilities and damages arising out of or relating in any way to my employment with or separation from the Company or the Affiliates; provided, however, that this Waiver and Release shall not apply to any claim or cause of action to enforce or interpret any provision contained in the Agreement.  I have read this Waiver and Release and the Agreement (which, together, are referred to herein as the “Agreement Materials”) and the Agreement is incorporated herein by reference.  The provision of the Benefits is voluntary on the part of the Company and is not required by any legal obligation other than the Agreement.  I choose to accept this offer.

I understand that signing this Waiver and Release is an important legal act.  I acknowledge that the Company has advised me in writing to consult an attorney before signing this Waiver and Release.  I understand that, in order to be eligible for Benefits, I must sign (and return to Richard P. Falcinelli, Executive Vice President, K-Sea Transportation Inc., One Tower Center Boulevard, 17th Floor, East Brunswick, New Jersey 08816) this Waiver and Release by 5:00 p.m. on November 20, 2008.  I acknowledge that I have been given at least 21 days to consider whether to sign the Agreement and whether to execute this Waiver and Release.

In exchange for the payment to me of Benefits, which are in addition to any remuneration or benefits to which I am already entitled, I, among other things, (1) agree not to sue in any local, state and/or federal court regarding or relating in any way to my employment with or separation from the Company or the Affiliates, and (2) knowingly and voluntarily waive all claims and release the Corporate Group from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to my employment with or separation from the Company or the Affiliates, except to the extent that my rights are vested under the terms of employee benefit plans sponsored by the Company or the Affiliates and except with respect to such rights or claims as may arise after the date this Waiver and Release is executed.  This Waiver and Release includes, but is not limited to, claims and causes of action under:  Title VII of the Civil Rights Act of 1964, as amended (“Title VII”); the

Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990 (“ADEA”); the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990 (“ADA”); the Energy Reorganization Act, as amended, 42 U.S.C. § 5851; the Workers Adjustment and Retraining Notification Act of 1988; the Pregnancy Discrimination Act of 1978; the Employee Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; claims in connection with workers’ compensation or “whistle blower” statutes; and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law.  Further, I expressly represent that no promise or agreement which is not expressed in the Agreement Materials has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of the Company, any of the Affiliates or any other member of the Corporate Group or any of their agents.  I agree that this Waiver and Release is valid, fair, adequate and reasonable, is with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me.

I acknowledge that payment of Benefits to me by the Company is not an admission by the Company or any other member of the Corporate Group that they engaged in any wrongful or unlawful act or that the Company or any member of the Corporate Group violated any federal or state law or regulation. Except as provided in the Agreement Materials, I acknowledge that neither the Company nor any other member of the Corporate Group has promised me continued employment or represented to me that I shall be rehired in the future.  I acknowledge that the Company and I contemplate an unequivocal, complete and final dissolution of my employment relationship.  I acknowledge that this Waiver and Release does not create any right on my part to be rehired by the Company or the Affiliates and I hereby waive any right to future employment by the Company or any other member of the Corporate Group.

Both the Company and I agree that the terms of this Waiver and Release are CONFIDENTIAL and that any disclosure to anyone for any purpose whatsoever (save and except disclosure to my spouse, to financial institutions as part of a financial statement, to immediate family members and/or heirs, financial, tax and legal advisors, outplacement, executive search and/or legal placement advisors, or as required by law, shall be a breach of this Waiver and Release; in the event confirmation of any such information is requested, the request should be directed to Richard P. Falcinelli, Executive Vice President, Administration, K-Sea Transportation Inc., One Tower Center Boulevard, 17th Floor, East Brunswick, New Jersey 08816, by me or my agents, representatives, heirs, spouse, employees or spokespersons. The Company and I also agree to refrain from any criticisms or disparaging comments about each other or in any way relating to my employment or separation and the Company and I specifically acknowledge that our willingness to enter into this Waiver and Release is in anticipation of our fidelity to this commitment.  The above is not intended to restrict me from seeking or engaging in other employment and, in that connection, from making confidential disclosure to potential employers of such facts or opinions as I may elect to convey, nor is it intended to restrict the

Company from conducting such confidential internal communications as may be necessary to manage this resignation in a businesslike way.

Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release.  I acknowledge that this Waiver and Release and the other Agreement Materials set forth the entire understanding and agreement between me and the Company or any other member of the Corporate Group concerning the subject matter of this Waiver and Release and supersede any prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company or any other member of the Corporate Group.  I understand that for a period of 7 calendar days following the date that I sign this Waiver and Release, I may revoke my acceptance of the offer, provided that my written statement of revocation is received on or before that seventh day by Richard P. Falcinelli, Executive Vice President, Administration, K-Sea Transportation Inc., One Tower Center Boulevard, 17th Floor, East Brunswick, New Jersey 08816, facsimile: (732) 565-3696, in which case the Waiver and Release will not become effective.  In the event I revoke my acceptance of this offer, the Company shall have no obligation to provide me Benefits.  I understand that failure to revoke my acceptance of the offer within 7 calendar days from the date I sign this Waiver and Release will result in this Waiver and Release being permanent and irrevocable.

I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions and have it explained to me and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin, or disability and any other claims arising prior to the date of this Waiver and Release.  By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions, or events of the Company or any other member of the Corporate Group which occur after the date of the execution of this Waiver and Release.

John J. Nicola
Employee’s Printed Name	Company Representative

Employee’s Signature	Company’s Execution Date

Employee’s Signature Date	Employee’s Social Security Number